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                                 AMENDMENT NO. 1

        THIS AMENDMENT NO. 1 dated as of August 10, 2001 ("Amendment No. 1") to the PURCHASE AGREEMENT, dated as of June 11, 2001 (the "Original Purchase Agreement"), is made and entered into by and among Micro Focus International Limited, a company incorporated under the laws of the British Virgin Islands, MERANT plc, a company incorporated in England and Wales, and Micro Focus International Limited, a company incorporated under the laws of the Cayman Islands. Capitalized terms not otherwise defined herein have the meanings set forth in the Original Purchase Agreement. Whenever reference is made hereby to the "Agreement", such term shall mean the Original Purchase Agreement, as amended by this Amendment No. 1.

                                    Recitals

        Purchaser and Seller have heretofore entered into the Original Purchase Agreement. The undersigned now wish to amend certain provisions of the Original Purchase Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1. Effective as of the date hereof, the parties hereto agree to effect a novation, whereby Micro Focus International Limited, a corporation incorporated under the laws of the Cayman Islands is substituted in the place of Micro Focus International Limited, a corporation incorporated under the laws of the British Virgin Islands for all purposes of the Original Purchase Agreement and this Amendment No. 1, and accordingly, from and after the date hereof, (i) all references to "Purchaser" in the Original Purchase Agreement and this Amendment No. 1 will be deemed to refer to Micro Focus International Limited, a corporation incorporated under the laws of the Cayman Islands and
(ii) Micro Focus International Limited, a corporation incorporated under the laws of the British Virgin Islands will have no further obligations or liabilities with respect to the Purchase Agreement or this Amendment No. 1. Promptly following the date hereof, Micro Focus International Limited, a corporation incorporated under the laws of the British Virgin Islands will be liquidated or otherwise dissolved.

        SECTION 2. Section 1.3(a) of the Agreement is amended by deleting the words "On the Closing Date," in the last sentence thereof and replacing them with the words "On the Funding Date (as defined in Section 1.8 hereof),".

        SECTION 3. Section 1.4(a) of the Agreement is amended and restated in its entirety as follows:

        "(a)    Closing Determination. Seller and Purchaser agree, that pending the final determination of the Actual Tangible Net Book Value as provided elsewhere in this Section 1.4, the Division's estimated Tangible Net Book Value as of the Closing Date (the "Estimated Tangible Net Book Value") is $2,000,000. For avoidance of doubt, each of the parties agrees that the determination of Actual Tangible Net Book Value is to be made as of the Closing Date. "Tangible Net Book Value" means, except as otherwise set forth in this Section 1.4, the aggregate net book value of the Division Assets, less the sum of (i) the aggregate amount of all Permitted Subsidiary Cash Transfers (as defined in Section 1.8) plus the amount of any withholding taxes associated


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therewith, (ii) the aggregate net book value of all intangible Division Assets
(including, without limitation, the aggregate net book value of (A) any capitalized software costs related to internal research and development, (B) software purchased for resale and (C) purchased software, the license of which is not transferable to Purchaser) and (iii) the aggregate net book value of all liabilities of the Division to be assumed by Purchaser which would be required to be set forth on the face of a Closing Date balance sheet, all as determined in accordance with U.S. GAAP applied in a manner consistent with Seller's past practices; it being agreed that (A) the calculation of Tangible Net Book Value will not include accounts receivable related to the delivery of future services, unless a corresponding amount of deferred revenue liability with respect to such accounts receivable is included in the calculation of the Division's liabilities, (B) for avoidance of doubt, the calculation of the assets and liabilities of the Division will include the assets and liabilities of the Acquired Subsidiaries, as adjusted for any Permitted Subsidiary Cash Transfers,
(C) the calculation of Tangible Net Book Value will not include the benefit of, or the burden of, any asset or liability which inures to the benefit of, or is to be borne by, Seller or its post-closing Affiliates, (D) notwithstanding the agreement of the parties to leave all maintenance contracts related to the Business with Seller and its Affiliates as specified in Section 1.7 hereof and notwithstanding any provision to the contrary contained herein, the determination of Tangible Net Book Value will be made as if all maintenance contracts and the related deferred revenue liabilities with respect thereto are to be transferred to Purchaser and its Affiliates and (E) notwithstanding any provision to the contrary contained herein, the determinations of prepaid assets, inventory and property, plant and equipment, any other fixed assets and any other assets or liabilities to be included in the determination of Tangible Net Book Value will be made based on the specifically identified schedules of such assets made pursuant to Section 1.9 of this Agreement, in each case as updated to reflect activity through the Closing Date. If the Estimated Tangible Net Book Value is less than $10,000,000, the Cash Portion of the Purchase Price otherwise deliverable to Seller on the Funding Date will be reduced by an amount equal to such shortfall. As the parties have agreed that the Estimated Tangible Net Book Value is $2,000,000, the Cash Portion of the Purchase Price will be reduced by $8,000,000, from $62,500,000 to $54,500,000."

        SECTION 4. Section 1.5 of the Agreement is hereby deleted. Each of the parties will make its own allocation of the Purchase Price as such party sees fit.

        SECTION 5.      A new Section 1.8 is hereby added to the Agreement:

        "1.8    Effectiveness of Closing. Notwithstanding any provision in this
Agreement to the contrary, Purchaser and Seller agree that the transactions contemplated by this Agreement shall be deemed to be effective as of the opening of business on August 1, 2001 in each of the countries in which the Business conducts business, and that all references in the Agreement to the Closing Date shall be deemed to be a reference to such date. However, during the period from the Closing Date through and including the date Purchaser funds (the "Funding") the cash portion of the purchase price deliverable to Seller pursuant to Section
1.3 hereof (the "Funding Date"), neither Seller nor any of its Affiliates (including any Acquired Subsidiary) shall (i) transfer, assign or otherwise expend any cash or any cash equivalents of any Acquired Subsidiary, except (A) to the extent any such cash expenditure is made to a third party (i.e., excluding Seller or any of its Affiliates) or any Transferred Employee of the Business for the payment of liabilities or obligations exclusively related to the Business (a "Permitted Cash Use") or (B) for transfers of cash from the Acquired Subsidiaries


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incorporated in Norway, Canada, Italy or Japan to reduce the intercompany liabilities of such Acquired Subsidiaries ("Permitted Subsidiary Cash Transfers"), so long as following any such Permitted Subsidiary Cash Transfers and as of the Funding Date, the Acquired Subsidiaries, in the aggregate, have cash and cash equivalents of not less than $3.4 million, (ii) sell, assign or otherwise transfer any other asset of any kind or nature of the Business or
(iii) cause any Acquired Subsidiary to incur, assume or otherwise become liable with respect to any liability or obligation which is not exclusively related to the Business or with respect to any Indebtedness. During the period from the Closing Date through and including the Funding Date (the "Accounting Period"), Seller has and will continue to, directly or indirectly through one or more of its Affiliates, carry on the Business as agent and trustee and for the account of Purchaser and its Affiliates in accordance with the following provisions:

        (a) Seller shall, as soon as practicable following the date hereof (but in no event later than September 15, 2001), make available information regarding the Business with respect to the Accounting Period, which information will show:

                (i) All cash receipts received by Seller or its Affiliates with respect thereto;

                (ii) All cash payments made by Seller or its Affiliates (excluding any Acquired Subsidiary) to any third party to the extent any such cash payment is exclusively related to the Business;

                (iii) Any cash payments by any Acquired Subsidiary constituting a Permitted Cash Use or a Permitted Subsidiary Cash Transfers; and

                (iv) Any other cash assignments, transfers or other payments made by any Acquired Subsidiary.

        The information shall show the net difference between (A) the sum of the cash receipts referred to in clause (i) above plus the amount of the cash assignments, transfers or other payments made by any Acquired Subsidiary pursuant to clause (iv), minus (B) the cash payments referred to in clause (ii) above. In the event the amounts in clause (A) of the previous sentence exceed the amounts in clause (B) thereof, Seller shall promptly pay over to Purchaser the net result derived therefrom. In the event the amounts in clause (B) of the second preceding sentence exceed the amounts in clause (A) thereof, Purchaser shall promptly pay over to Seller the net result derived therefrom. In either case (whether a payment by Purchaser or Seller), appropriate credit will be given for any previous remittances of receipts made by Seller to Purchaser pursuant to the Transition Services Agreement.

        (b) Any comments or objections which Purchaser may have with respect to the information rendered pursuant to Section 1.8(a) above shall be discussed promptly between Purchaser and Seller. If such comments or objections result in the matter under discussion being resolved, then any appropriate amendment shall be made to such information and payment shall be made in accordance with Section 1.8(a), as adjusted hereby. If they do not result in such resolution, then the matter in dispute shall be dealt with in the manner outlined in Section 1.4 of this Agreement.


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        (c)     If any claim which is covered by insurance of Seller or its
Affiliates shall arise during the Accounting Period in respect of any of the Division Assets of the Business, Seller shall promptly submit all relevant documents to the insurers to substantiate such claim in trust for Purchaser and turn over the proceeds to Purchaser. Seller shall promptly inform Purchaser of the circumstances giving rise to any such insurance claim."

        SECTION 6.      A new Section 1.9 is hereby added to the Agreement:

        "1.9    Certain Schedules. Seller and Purchaser acknowledge and agree that the Schedules contemplated by each of Section 1.1(a)(ii), Section 1.1(a)(v) and Section 1.1(a)(vi) of the Original Purchase Agreement have not been prepared and mutually agreed upon as contemplated in such Sections of the Original Purchase Agreement. Accordingly, promptly following the date hereof, the parties will mutually prepare, and the parties will confer and mutually agree upon a specifically identifiable list of assets contemplated by Section 1.1(a)(ii),
Section 1.1(a)(v) and Section 1.1(a)(vi) of the Original Purchase Agreement which lists of assets will be used to calculate Tangible Net Book Value as contemplated in Section 1.4 of this Agreement."

        SECTION 7. Section 2.6 of the Agreement is amended by deleting the reference to the word "Closing" and replacing it with the word "Funding" and deleting the words "Closing Date" and replacing them with the words "Funding Date".

        SECTION 8. Section 2.7(a) of the Agreement is amended by deleting the reference to the words "Closing Date" and replacing them with the words "Funding Date".

        SECTION 9. Section 2.9(a) of the Agreement is amended by deleting the reference to the word "Closing" and replacing it with the word "Funding".

        SECTION 10. Section 2.16(b) of the Agreement is amended by deleting the reference to the word "Closing" and replacing it with the word "Funding".

        SECTION 11. Section 4.2 of the Agreement is amended by deleting the reference to the words "Closing Date" and replacing them with the words "Funding Date".

        SECTION 12. Section 6.1(a) and Section 6.2(a) of the Agreement are amended by deleting each reference therein to the word "Closing" and replacing it with the word "Funding" and deleting each reference therein to the words "Closing Date" and replacing them with the words "Funding Date".

        SECTION 13.     Section 6.1(b), Section 6.1(c), Section 6.2(b) and
Section 6.2(c) of the Agreement are amended by deleting each reference therein to the words "Closing Date" and replacing them with the words "Funding Date".

        SECTION 14. The Transferred Employees Schedule attached hereto sets forth, as of August 9, 2001, the updated list of Transferred Employees contemplated by Section 5.6(a) of the Original Purchase Agreement, to reflect hiring and termination activity between June 11, 2001 and August 9, 2001.


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        SECTION 15.     A new Section 5.14 is hereby added to the Agreement:

        "5.14   Transition Countries. Purchaser and Seller agree that, with respect to the portion of the Division Assets located in each of Australia, Belgium, France and the Netherlands (each, a "Transition Country"), Seller shall, directly or indirectly through one or more of its Affiliates, during the period from the Funding Date until the Transition Expiration Date (as defined below) (the "Transition Period"), carry on that part of the Business as agent and trustee and for the account of Purchaser and its Affiliates in accordance with the following provisions:

        (a) Seller shall, within thirty (30) days after the end of each calendar month of the Transition Period, and also within thirty (30) days after the end of the Transition Period, prepare an account for the Business in each Transition Country, showing for each such calendar month or other period:

                (i) All cash receipts received by Seller or its Affiliates with respect thereto; and

                (ii) All cash payments made by Seller or its Affiliates to any third party, including any Transferred Employee, to the extent any such cash payment is exclusively related to the Business.

        The account shall show the net difference between (i) and (ii), and shall be accompanied by payment of the difference to Purchaser if (i) is greater than (ii) (less any previous remittances of receipts with respect thereto made pursuant to the Transition Services Agreement), or an invoice to Purchaser for the difference if (ii) is greater than (i), which invoice Purchaser shall pay within ten (10) days after receipt.

        (b) Any comments or objections which Purchaser may have with respect to the accounts rendered for that Transition Country under Section 5.14(a) above shall be discussed promptly between Purchaser and Seller. If such comments or objections result in the matter under discussion being resolved, then any appropriate amendment shall be made to such account and Purchaser and Seller shall account to each other accordingly. If they do not result in such resolution, then the matter in dispute shall be dealt with in the manner outlined in Section 1.4 of this Agreement.

        (c) Upon transfer of the Division Assets subject to this Section 5.14, such assets will be transferred subject to any liabilities associated therewith incurred between the Funding Date and the date such assets are transferred and such assets will be transferred on the same basis that such assets were to be transferred as of the date hereof.

        (d) "Transition Expiration Date" means (i) with respect to Australia, the last to occur of Purchaser's establishment of a newly-formed Australian Subsidiary and Purchaser's receipt of a GST exemption certificate from the appropriate governmental authorities, (ii) with respect to Belgium, the last to occur of Purchaser's establishment of a newly-formed Belgium Subsidiary and receipt of a transferor's tax certificate from the appropriate governmental authorities and (iii) with respect to any other Transition Country, Purchaser's establishment of a newly-formed Subsidiary incorporated in such Transition Country; provided that, notwithstanding the foregoing, in no event shall the Transition Expiration Date extend beyond September 30, 2001. In the event the preconditions specified in the preceding sentence are not satisfied by September 30, 2001, Purchaser will arrange


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(at Purchaser's sole cost and expense) for the purchase of the Division Assets located in such Transition Country by an alternative purchaser no later than September 30, 2001."

        SECTION 16. Except as expressly set forth herein, all terms and conditions of the Original Purchase Agreement shall remain unchanged.





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        IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.



                                    MICRO FOCUS INTERNATIONAL LIMITED, a
                                    Cayman Islands corporation

                                    By:  /s/ DAVID DOMINIK
                                         ---------------------------------------
                                         Name: David Dominik
                                    Title:     President




                                    MICRO FOCUS INTERNATIONAL LIMITED, a
                                    British Virgin Islands corporation

                                    By:  /s/ DAVID DOMINIK
                                         ---------------------------------------
                                         Name: David Dominik
                                    Title:     President



                                    MERANT plc

                                    By:  /s/ KEN SEXTON
                                         ---------------------------------------
                                         Name: Ken Sexton
                                    Title:     Senior Vice President and Chief
                                               Financial Officer





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